August 16, 2019

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 259,006 shares (the “Shares”) of Common Stock, $0.01 par value per share (“Common Stock”), of Celsion Corporation, a Delaware corporation (the “Company”), that may be issued pursuant to (i) stock option awards granted by the Company to Anthony Recupero on September 28, 2018; (ii) shares of restricted stock granted by the Company to Anthony Recupero on September 28, 2018; (iii) stock option awards granted by the Company to Keith Markey on September 28, 2018; (iv) shares of restricted stock granted by the Company to Keith Markey on September 28, 2018; (v) stock option awards granted by the Company to Fred Frullo on February 19, 2019; (vi) shares of restricted stock granted by the Company to Fred Frullo on February 19, 2019; (vii) stock option awards granted by the Company to John Hango on February 19, 2019; and (viii) shares of restricted stock granted by the Company to John Hango on February 19, 2019 (this clause (vii) together with clauses (i) (ii), (iii), (iv), (v), (vi) and (vii), the “Inducement Grants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Inducement Grants, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter llp
GOODWIN PROCTER LLP